Exhibit 2.5

8 December 2004

(1) KiQ LIMITED

- and -

(2) CHORDIANT SOFTWARE INTERNATIONAL, INC.

TRUST DEED

KIRKLAND & ELLIS INTERNATIONAL LLP

Tower 42
25 Old Broad Street

London EC2N 1HQ

Telephone: +44 (0)20 7816 8700

www.kirkland.com

THIS DEED (“Deed of Trust”) is made on December 8, 2004

BETWEEN:

(1)	KiQ LIMITED, a company incorporated under the laws of England and Wales with registration number 2528273, whose registered office is at Station House, Salisbury Road, Cambridge, CB1 2LA (“KiQ”); and

(2)	CHORDIANT SOFTWARE INTERNATIONAL, INC. a Delaware corporation with a place of business at 20400 Stevens Creek Blvd, Cupertino, California 95014 (“Chordiant”).

WHEREAS

(A) Chordiant has requested KiQ to cancel certain options held by various option holders (“Options”);

(B) Chordiant is planning to acquire the entire issued share capital of KiQ;

(C) Chordiant wishes to KiQ to hold certain sums on trust for its benefit.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	Chordiant shall pay the sum of GBP539,475 to KiQ on or immediately before the completion of the acquisition of the entire issued share capital of KiQ by Chordiant.

2.	KiQ declares and acknowledges that it shall hold such monies on trust for the exclusive benefit of Chordiant and shall act exclusively on Chordiant’s directions in respect of the same. Such monies will be used exclusively for the purposes of cancelling and terminating the Options.

3.	This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but in that case shall not be effective until each party has agreed to do at least one counterpart. Each counterpart shall constitute the original of this Deed, but all the counterparts together with constitute one and the same instrument. The parties agree that they may exchange their counterparts of this Deed by telecopier.

4.	This Deed shall be governed by and construed in accordance with the laws of England and Wales.

5.	In the event that Chordiant does not complete the acquisition of the entire issued share capital of KiQ, and that the sum referred to in clause 1 above has been transferred to KiQ on trust for Chordiant, this sum shall immediately be transferred to Chordiant in accordance with Chordiant’s instructions.

IN WITNESS WHEREOF the parties have executed this Deed the day and year first above written.

EXECUTED and DELIVERED as a Deed by ) KiQ LIMITED )	/s/ Colin Bake

) ) )	Director /s/ David Barrow

)	Director/Secretary

EXECUTED and DELIVERED as a Deed by ) CHORDIANT SOFTWARE INTERNATIONAL, INC.	)/s/ Tyler Wall

) ) )	Secretary

)